UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT JAMES F. FLAHERTY III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its director nominee at the 2019 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”).

On October 8, 2019, Land & Buildings determined to withdraw its nominee for election to the Board of Directors at the Annual Meeting and issued the following press release in connection therewith. Accordingly, Land & Buildings has terminated its proxy solicitation and will not vote any proxies received from stockholders of the Company on the BLUE proxy card at the Annual Meeting.

Land & Buildings Withdraws Director Nomination at Brookdale

– Disappointed by Brookdale’s Ongoing Entrenchment Tactics but Believes Land & Buildings’ Engagement to Date has Brought About Much-Needed Improvements –

– Will Continue to Closely Monitor Company’s Strategic, Operational and Governance Progress and Take Appropriate Action if Needed –

Stamford, CT (October 8, 2019) – Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”) today announced it has withdrawn its director nomination in connection with the Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”) Annual Meeting of Stockholders (the “Annual Meeting”). Land & Buildings’ Founder & CIO, Jonathan Litt, issued the following statement in connection with this announcement:

“Brookdale’s current Board and management have consistently demonstrated to us that they will do anything and everything to entrench themselves. This attitude is unfortunate and represents a true disservice to shareholders. However, while we view the conditional nature of the Board Chairmanship transition as the epitome of bad corporate governance, we support Guy Sansone ultimately becoming Chairman of the Board. Recent conversations with our fellow investors have reinforced our confidence in Mr. Sansone and we are hopeful that he can succeed where others have failed and actually right the ship at Brookdale.

In light of this, we have decided that the best path forward at this time is to withdraw our nomination. We are extremely grateful for the support of many of our fellow Brookdale shareholders throughout this process and we will continue to closely monitor the situation at Brookdale over the course of the next year – and take appropriate action as necessary.

We continue to believe that our nominee, James (“Jay”) F. Flaherty III, would have been an ideal addition to the Board of Brookdale. I have known Jay for 20 years and can attest that he has a very high level of integrity, an incredible focus on creating shareholder value (i.e. 14% annualized over 11 years while Chairman and CEO of HCP, Inc.) and a commitment to best-in-class corporate governance.

Our public and private engagement with Brookdale’s Board and management over nearly three years has helped push the Company to make specific improvements that we believe would not have occurred without our involvement. These include adding Mr. Sansone to the Company’s nominee slate and providing a path for him to become Chairman of the Board, instituting a phased-in de-staggering of the Board, and restructuring certain leases. We are hopeful that Mr. Sansone can make further progress on real estate monetization and improving transactions with landlords to benefit Brookdale shareholders.

The bottom line is that Brookdale must now focus on doing more than just the bare minimum and seek to implement changes that are consistent with best-in-class corporate governance and that put the Company on a path towards shareholder value creation. Now that the Company is clearly in the spotlight of its investors, we urge them to act in good faith and represent the best interests of all shareholders going forward.”

Media Contacts:
Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
Dzacchei@sloanepr.com
JGermani@sloanepr.com